Exhibit 99.1

                      Flexsteel Announces Fourth
              Quarter and Fiscal 2005 Operating Results

    DUBUQUE, Iowa--(BUSINESS WIRE)--August 18, 2005--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its fourth quarter and fiscal year ended June 30, 2005.
    Net sales for the quarter ended June 30, 2005 were $105.8 million compared to the prior year quarter of $108.3 million, a decrease of 2.3%. Net income for the current quarter was $1.5 million or $0.23 per share compared to $2.7 million or $0.41 per share in the prior year quarter, a decrease of 43.2%.
    Net sales for the fiscal year ended June 30, 2005 were $410.0 million compared to $401.2 million in the prior fiscal year, an increase of 2.2%. The net sales and operating results being reported for the prior year include net sales and operating results for DMI Furniture, Inc. (DMI) for the period September 18, 2003 (date of acquisition) through June 30, 2004. DMI net sales included above were $120.3 million and $92.5 million for the fiscal year ended June 30, 2005 and 2004, respectively. Net income for the fiscal year ended June 30, 2005 was $6.0 million or $0.92 per share compared to $10.1 million or $1.55 per share for the fiscal year ended June 30, 2005, a decrease of 40.3%.
    For the quarter ended June 30, 2005, residential net sales were $67.7 million, compared to $72.9 million, a decrease of 7.2% from the prior year quarter. Recreational vehicle net sales were $18.4 million, compared to $23.0 million, a decrease of 20.3% from the prior year quarter. Commercial net sales were $19.7 million, compared to $12.4 million in the prior year quarter, an increase of 59.2%.
    For the fiscal year ended June 30, 2005, residential net sales were $261.9 million, a decrease of 1.6% over the prior fiscal year. Recreational vehicle net sales were $78.8 million, a decrease of 7.7% over the prior fiscal year. Commercial net sales were $69.3 million, an increase of 39.8% over the prior fiscal year.
    Gross margin for the quarter ended June 30, 2005 was 19.3% compared to 20.2% in the prior year quarter. For the fiscal year ended June 30, 2005, the gross margin was 18.7% compared to 20.7% for the prior fiscal year. Gross margin was adversely affected by cost increases for steel, petroleum based products and poly foam on a quarterly and yearly basis when compared to the fiscal year ended June 30, 2004. During the quarter ended June 30, 2005, LIFO inventory quantities (steel and lumber) were reduced, resulting in a favorable impact on gross margin of 1.1% for the quarter and 0.3% for the fiscal year.
    Selling, general and administrative expenses were 17.0% and 15.9% of net sales for the quarters ended June 30, 2005 and 2004, respectively. The increase in SG&A expenses is due primarily to increases in professional fees, advertising and selling supplies. For the fiscal year ended June 30, 2005 and 2004, selling, general and administrative expenses were 16.7% and 16.6% of net sales, respectively.
    During the current fiscal year the Company recorded pre-tax gains of $0.8 million on the sale of former manufacturing facilities.
    The effective tax rate in fiscal 2005 was 30.6% compared to 39.5% in fiscal 2004. During fiscal year 2005, an examination by the Internal Revenue Service of the Company's federal income tax returns for the fiscal years ended June 30, 2003 and 2004 was completed. Due to the favorable results, the Company has reviewed and reduced its estimate of accrued tax liabilities resulting in a $0.7 million reduction in the tax expenses. The Company expects that the effective income tax rate for future periods will be approximately 37%.

    All earnings per share amounts are on a diluted basis.

    Working capital (current assets less current liabilities) at June 30, 2005 was $85.4 million, which includes cash, cash equivalents and investments of $3.2 million. Net cash provided by operating activities was $12.7 million and $7.5 million in fiscal 2005 and 2004, respectively. Fluctuations in net cash provided by operating activities were primarily the result of changes in net income, inventories and accounts payable. The increase in inventories and accounts payable in fiscal 2005 relates primarily to the expansion of import programs.
    Capital expenditures were $3.3 million and $6.0 million during fiscal 2005 and 2004, respectively. Depreciation and amortization expense was $5.8 million and $5.7 million during fiscal 2005 and 2004, respectively.

    Outlook

    For the fiscal year ended June 30, 2005, residential net sales have been weaker than anticipated and we expect that this softness will continue through the first half of fiscal year 2006. Net sales of vehicle seating have fallen off as several manufacturers of recreational vehicles adjust inventory levels of finished units due to weakness in demand for recreational vehicles. We expect that net sales for recreational vehicle seating products will remain relatively stable during the first quarter of fiscal 2006. We expect lower net sales in our second fiscal quarter due to lower demand for recreational vehicles. Additionally, the volatility and high cost of fuel may temper the favorable longer-term demographics that exist within the recreational vehicle industry. Our commercial marketing channels provide an opportunity to expand distribution and increase net sales in the first half of fiscal 2006. Commercial office furniture net sales will benefit from a continued general increase in demand for these products. Hospitality occupancy rates have improved with an increase in business and recreational travel. This improvement has led to increased construction and renovation activity that has led to increased demand for the hospitality products we offer.
    Margin pressures continued through all of fiscal 2005 and we expect pressures on margins to continue through the first half of fiscal 2006, with the cost of fuel being a key element. The rise in fuel cost continues to negatively impact the cost of bringing raw materials into our factories, as well as the cost of delivering finished products to our customers. Petroleum prices are setting record prices weekly, if not daily, and we anticipate that prices will remain volatile and at record or near record levels for at least the first half of fiscal 2006. The result will be continuing increasing costs and we believe a continuing factor keeping consumer confidence at relative low levels, negatively affecting demand for residential and vehicle seating products. The cost of steel appears to have steadied during the second half of the fiscal year just ended, albeit at relatively high historical prices. The cost of chemicals required in manufacturing poly foam used in our seating products increased throughout fiscal 2005. At this time there are no announced price increases for poly foam.
    The furniture industry is in an unprecedented period of change. There are increases in the cost of raw materials and fuel accompanied by an increased flow of competing product from all over the world that have added to pricing pressures. The distribution channels are changing and increasingly include such non-traditional customers such as mass merchandisers, wholesale clubs and specialty retail chains in addition to e-commerce opportunities.
    Flexsteel continues to take actions to address the above concerns including: new product introductions, refining existing product offerings, adjusting selling and delivery prices, adjusting production levels and implementing cost control measures for inventory and capital expenditures. These actions occur regularly regardless of operating performance, but will continue to receive additional attention under current business conditions.
    Flexsteel is also in a unique position to take advantage of the rapid change that is affecting most of the markets we serve. We have had tremendous success in the introduction of our complete new line of Wrangler Home Collection. We continue to develop products for the marine industry to augment our vehicle seating products. Our commercial office product lineup is strong and expanded to continue to take full advantage as demand for this product increases. Our hospitality team is poised to deliver the needed products as this market expansion continues.
    We continue to believe that our strategy of providing furniture from a wide selection of domestically manufactured and imported products is sound business practice. This blended sourcing strategy gives Flexsteel the opportunity to successfully participate in all the important avenues of furniture distribution in the United States.

    Analysts Conference Call

    The Company will host a conference call for analysts on Friday, August 19, 2005, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 6560585. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 6560585.

    Forward-Looking Statements

    Statements, including those in this release, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions, the product mix of sales, the cost of raw materials, foreign currency valuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

    About Flexsteel

    Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.
    For more information, visit our web site at http://www.flexsteel.com.


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                             June 30,      June 30,
                                               2005          2004
                                           ------------- -------------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents...............   $1,706,584    $2,476,521
  Investments.............................    1,508,751     1,271,417
  Trade receivables, net..................   48,355,070    48,169,780
  Inventories.............................   69,945,400    68,880,118
  Other...................................    6,281,869     6,690,979
                                           ------------- -------------
Total current assets......................  127,797,674   127,488,815

NONCURRENT ASSETS:
  Property, plant, and equipment, net.....   26,140,914    30,326,505
  Other assets............................   12,719,090    11,703,391
                                           ------------- -------------

TOTAL..................................... $166,657,678  $169,518,711
                                           ============= =============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable - trade.................  $16,259,905   $12,272,405
 Notes payable............................    5,000,000     9,022,090
 Accrued liabilities......................   21,149,428    22,842,020
                                           ------------- -------------
Total current liabilities.................   42,409,333    44,136,515

LONG-TERM LIABILITIES:
 Long-term debt...........................   12,800,000    17,583,336
 Other long-term liabilities..............    6,650,625     6,187,118
                                           ------------- -------------
Total liabilities.........................   61,859,958    67,906,969

SHAREHOLDERS' EQUITY......................  104,797,720   101,611,742
                                           ------------- -------------

TOTAL..................................... $166,657,678  $169,518,711
                                           ============= =============


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                   Three Months Ended           Fiscal Year Ended
                        June 30,                    June 30,
               --------------------------- ---------------------------
                   2005          2004          2005          2004
               ------------- ------------- ------------- -------------
NET SALES..... $105,768,368  $108,298,046  $410,022,809  $401,221,510
COST OF GOODS
 SOLD.........  (85,343,905)  (86,374,345) (333,170,329) (318,046,939)
               ------------- ------------- ------------- -------------
GROSS MARGIN..   20,424,463    21,923,701    76,852,480    83,174,571
SELLING,
 GENERAL AND
 ADMINI-
 STRATIVE.....  (17,958,185)  (17,253,297)  (68,595,788)  (66,572,362)
GAIN ON SALE
 OF FACILITIES            -                     809,022
               ------------- ------------- ------------- -------------
OPERATING
 INCOME.......    2,466,278     4,670,404     9,065,714    16,602,209
               ------------- ------------- ------------- -------------
OTHER INCOME
 (EXPENSE):
  Interest and
   other
   income.....      191,623       253,716       627,996       976,918
  Interest
   expense....     (198,313)     (454,141)     (989,754)     (838,870)
               ------------- ------------- ------------- -------------
       Total..       (6,690)     (200,425)     (361,758)      138,048
               ------------- ------------- ------------- -------------
INCOME BEFORE
 INCOME TAXES.    2,459,588     4,469,979     8,703,956    16,740,257
PROVISION FOR
 INCOME TAXES.     (920,000)   (1,760,000)   (2,660,000)   (6,610,000)
               ------------- ------------- ------------- -------------
NET INCOME....   $1,539,588    $2,709,979    $6,043,956   $10,130,257
               ============= ============= ============= =============
AVERAGE NUMBER
 OF COMMON
 SHARES
 OUTSTANDING:
   Basic......    6,540,636     6,490,393     6,531,293     6,440,298
               ============= ============= ============= =============
   Diluted....    6,595,170     6,601,161     6,600,905     6,529,813
               ============= ============= ============= =============
EARNINGS PER
 SHARE OF
 COMMON
 STOCK:
   Basic......        $0.24         $0.42         $0.93         $1.57
               ============= ============= ============= =============
   Diluted....        $0.23         $0.41         $0.92         $1.55
               ============= ============= ============= =============


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                Fiscal Year Ended
                                                    June 30,
                                           ---------------------------
                                               2005          2004
                                           ------------- -------------
OPERATING ACTIVITIES:
Net income................................   $6,043,956   $10,130,257
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization...........    5,785,354     5,680,391
  Gain on disposition of capital assets...     (879,462)      (94,456)
  Changes in operating assets and
   liabilities, net of acquisitions.......    1,773,774    (8,221,681)
                                           ------------- -------------
Net cash provided by operating activities.   12,723,622     7,494,511
                                           ------------- -------------

INVESTING ACTIVITIES:
  Net purchases and sales of investments..     (275,331)    7,923,262
  Payments received from customers on
   notes receivable.......................                    320,371
  Proceeds from sale of capital assets....    2,121,083       115,859
  Capital expenditures....................   (3,346,984)   (6,029,968)
  Acquisition of DMI Furniture, Inc., net
   of cash acquired.......................            -   (19,322,174)
                                           ------------- -------------
Net cash used in investing activities.....   (1,501,232)  (16,992,650)
                                           ------------- -------------
FINANCING ACTIVITIES:
  Net repayment of borrowings.............   (8,805,426)    1,058,815
  Dividends paid..........................   (3,393,842)   (2,521,785)
  Proceeds from issuance of common stock..      206,941       626,245
                                           ------------- -------------
Net cash used in financing activities.....  (11,992,327)     (836,725)
                                           ------------- -------------

Decrease in cash and cash equivalents.....     (769,937)  (10,334,864)
Cash and cash equivalents at beginning of
 period...................................    2,476,521    12,811,385
                                           ------------- -------------
Cash and cash equivalents at end of period   $1,706,584    $2,476,521
                                           ============= =============



    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, Chief Financial Officer, 563-585-8392